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Exhibit 10.85

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement ("Agreement") is made effective as of July 1, 2005 ("Effective Date"), by and between Peregrine Systems, Inc., a Delaware corporation ("Company") and Beth Martinko ("Executive") and amends and restates the Executive Employment Agreement between Company and Executive Dated January 20, 2004 and amended as of November 16, 2004 and March 3, 2005.

        The parties agree as follows:

        1.    Employment.    Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

        2.    Duties.

        2.1    Position.    Executive is employed as Sr. Vice President, Customer Support and Education, and shall have the duties and responsibilities assigned by Company's Chief Executive Officer as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive's position, title, and duties at any time in its sole and absolute discretion.

        2.2    Best Efforts/Full-time.    Executive will expend Executive's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for Company, unless Executive notifies the Chief Executive Officer in advance of Executive's intent to engage in other paid work and receives the Chief Executive Officer's express written consent to do so.

        2.3    Work Location.    Executive's principal place of work shall be located in San Diego, CA, or such other location as the parties may agree upon from time to time.

        3.    At-Will Employment Relationship.    Executive's employment with Company is at-will and not for any specified period and may be terminated at any time, for any reason, with or without Cause, by either Executive or Company, subject to section 7 below and its subparts. No representative of Company, other than the Chief Executive Officer or the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and Company's Chief Executive Officer. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

        4.    Compensation.

        4.1    Base Salary.    As compensation for Executive's performance of Executive's duties hereunder, Company shall pay to Executive an initial Base Salary of $250,000 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

        4.2    Incentive Compensation.    Executive will be eligible to receive incentive compensation, the terms, amount and payment of which shall be determined by Company in its sole and absolute discretion.

        4.3    Performance and Salary Review.    Company will periodically review Executive's performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Company in its sole and absolute discretion.

        5.    Customary Fringe Benefits.    Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company's benefit plan documents. Company reserves the right to change or eliminate any of the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

        6.    Business Expenses.    Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

        6.1    Commuting Expenses    Reasonable and necessary commuting expenses incurred by Executive will be reimbursed by the Company and are taxable to the Executive. Reimbursement for commuting expenses through December 31, 2005 will be grossed up to cover all applicable federal, state and local withholding taxes.

        7.    Termination of Executive's Employment.

        7.1    Termination for Cause by Company.    Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence or willful misconduct relating to the business of the Company; (b) repeated and continued failure to perform the duties and responsibilities of the Executive's position (other than as a result of a disability) after having a reasonable opportunity to cure such failure following notice; (c) failure to perform the essential functions of Executive's position, with or without reasonable accommodation, due to disability; (d) breach of the Company's Invention and Non-Disclosure and Arbitration Agreement; (e) violation of the Company's Code of Conduct; (f) conviction or entry of a plea of guilty or nolo contendere for fraud, misappropriation, embezzlement, or any crime of moral turpitude if such crime caused harm to the business and affairs of the Company in the reasonable determination of the Company; (g) any material violation of any federal or state securities law or any SEC or stock exchange rule or regulation with respect to the Company; or (h) conviction or entry of a plea of guilty or nolo contendere of any felony. In the event Executive's employment is terminated in accordance with this subsection, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment described in subsection 7.5 below.

        7.2    Termination Without Cause by Company.    Executive's employment is at-will and Company can terminate the employment relationship at any time without Cause.

        7.2.1    In the event Executive's employment is terminated without cause by the Company prior to March 1, 2006 and Executive is unable to terminate the lease entered into effective January 20, 2004 for temporary housing, Company will reimburse Executive for the monthly rent of $1,600 and up to $200 in monthly utilities through February 28, 2006.

        7.3    Voluntary Resignation by Executive.    Executive may voluntarily resign Executive's position with Company, at any time on sixty (60) days' advance written notice. In the event of Executive's voluntary resignation, Executive will be entitled to receive the Base Salary and employee benefits for the 60-day notice period. At the conclusion of the 60-day period, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Payment described in subsection 7.5 below. Company reserves the right to relieve Executive of Executive's duties during the 60-day notice period in which case Executive will continue to receive salary and benefits as if Executive were actively working.

        7.4    Termination By Executive For Good Reason Following a Change in Control.    Executive may terminate Executive's employment upon thirty (30) days' advance written notice for Good Reason within twelve months following a Change in Control. "Good Reason" is defined as: (a) a relocation of

Executive's principal place of employment of more than 50 miles without consent of Executive; (b) a material diminution of Executive's duties or responsibilities; provided that a mere change in the Executive's title or reporting relationships will not be Good Reason; or (c) a material reduction in Executive's compensation (other than equity-based compensation) or employee benefits other than as part of a general reduction in compensation or benefits of all similarly situated Company executives. "Change in Control" is defined as: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors (or persons whose nomination for election as director has been approved by incumbent directors) are directors; or (iv) any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of the definition of "Change in Control", the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

        7.5    Severance.    In the event of a termination pursuant to Section 7.2 (Termination without Cause by Company) or Section 7.4 (Termination by Executive for Good Reason Following a Change in Control) Executive will be entitled to receive a "Severance Payment" equivalent to the sum of (i) twelve months of Executive's Base Salary then in effect on the date of termination plus (ii) Executive's target annual bonus under the MICP or successor plan, payable in accordance with Company's regular payroll cycle, provided that Executive: (a) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; (b) executes a full general release acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive's employment or termination of employment with Company; and (c) agrees with respect to a termination without Cause, to provide reasonable transition assistance to Company, without further compensation, for three months following the termination of the employment. In addition to the Severance Payment, Company shall pay for Executive's COBRA coverage during the payout period of the Severance Payment. All other Company obligations to Executive will be automatically terminated and completely extinguished, other than obligations under stock option or restricted stock agreements as set forth in Section 8.2 below and any indemnification obligations arising under applicable law, the Company's charter documents or a written indemnification agreement between Company and Executive ("Indemnification Obligations").

        8.    No Other Agreements.

        8.1    No Prior Agreements Relating to Terms of Employment and Severance.    Except for the Invention and Non-Disclosure and Arbitration Agreement and the Notice of Participation in Retention Bonus Plan dated February 23, 2005, Executive and Company wish to replace and invalidate any previously agreed upon terms of employment or severance obligations, including without limitation that certain Executive Employment Agreement dated January 20, 1994, amended November 16, 2004 and March 3, 2005, and set forth in this Agreement all of Company's obligations to Executive concerning the terms of Executive's employment and severance. By signing this Agreement, Executive agrees that any prior letters, memoranda, emails, or any other agreements, whether written or verbal, relating to the terms of Executive's employment and Executive's severance are invalid and superseded by this Agreement.

        8.2    Inapplicability to Option Grants, Restricted Stock Agreements and Indemnification Obligations.    This Agreement does not incorporate, supersede, or in any way affect stock option grants or restricted stock agreements between Company and Executive or any Indemnification Obligations, which are governed by separate documents.

        9.    No Conflict of Interest.    During the term of Executive's employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive's employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of Executive's employment with Company, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company. If the Board of Directors believes such a conflict exists during any post-employment period in which Executive is receiving severance payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or not receive the remaining severance payments. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during the term of Executive's employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.

        10.    Confidentiality and Proprietary Rights.    Executive agrees to read, sign and abide by Company's Invention and Non-Disclosure and Arbitration Agreement, which is provided with this Agreement and incorporated herein by reference. Executive further agrees that the terms of this Agreement are confidential, and that such terms are not to be disclosed to anyone, including other Company employees and Company executives, but excluding the Company's Chief Executive Officer, the Company's Senior Vice President, Human Resources, Chief Financial Officer, and any member of the Company's Audit or Compensation Committees.

        11.    Nonsolicitation.    Executive understands and agrees that certain information regarding Company's employees and customers and any information regarding Company employees and/or customers is confidential and constitutes trade secrets

        11.1    Nonsolicitation of Customers or Prospects.    Executive agrees that during the term of Executive's employment with Company and for a period of one (1) year after the termination of such employment, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects.

        11.2    Nonsolicitation of Company's Employees.    Executive agrees that during the term of Executive's employment with Company and for a period of one (1) year after the termination of such employment, Executive will not, either directly or indirectly, separately or in association with others, solicit, encourage or attempt to hire any of Company's employees or cause others to solicit or encourage any of Company's employees to discontinue their employment with Company.

        12.    Injunctive Relief.    Executive acknowledges that Executive's breach of the covenants contained in sections 9-11 (collectively "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek from the arbitrator (or, where there is no provision for arbitration, from a court) temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

        13.    General Provisions.

        13.1    Successors and Assigns.    The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

        13.2    Waiver.    Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

        13.3    Attorneys' Fees.    Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

        13.4    Severability.    In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

        13.5    Interpretation; Construction.    The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        13.6    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

        13.7    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

        13.8    Survival.    Sections 9 ("No Conflict of Interest"), 10 ("Confidentiality and Proprietary Rights"), 11 ("Nonsolicitation"), 12 ("Injunctive Relief"), 13 ("General Provisions") and 14 ("Entire Agreement") of this Agreement shall survive Executive's termination of employment from the Company.

        14.    Entire Agreement.    This Agreement, including the Invention and Non-Disclosure and Arbitration Agreement and other documents incorporated herein by reference constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

        THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

BETH MARTINKO
Dated:
3611 Valley Centre Drive San Diego, CA 92130
PEREGRINE SYSTEMS, INC.
Dated:	By:	John Mutch Peregrine Systems, Inc. President and Chief Executive Officer 3611 Valley Centre Drive San Diego, CA 92130

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  Exhibit 10.85